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                                                                   EXHIBIT 99.1

SunSource Forms Partnership With Glencoe Capital

Company Receives $105 Million in Cash Proceeds

PHILADELPHIA, March 2 /PRNewswire/ -- SunSource Inc. (NYSE: SDP - news, SDP.PR - news; the "Company" or "SunSource") announced today that it has completed an agreement with a newly-formed partnership affiliated with Glencoe Capital, L.L.C. ("Glencoe") of Chicago, a private equity investment firm. The new partnership will be jointly owned by SunSource and Glencoe. SunSource contributed its expediter businesses comprising Kar Products, Inc. and A&H Bolt & Nut Company Limited (collectively, "Kar") and Glencoe contributed cash equity to the new partnership, GC Sun Holdings, L.P.

Maurice P. Andrien, Jr., SunSource President and Chief Executive Officer, said that the Company received about $105 million in cash proceeds from the transaction and will hold a 49% interest in the Partnership. Affiliates of Glencoe will hold a 51% controlling interest in and will manage the Partnership.

Andrien commented that "the business venture with Glencoe provides a growth opportunity for the Kar business while enabling SunSource to pursue strategic initiatives centered around its core businesses. The Kar transaction with Glencoe, along with the December 1999 debt refinancing and the Company's recently announced plan to sell its Harding Glass subsidiary, continues management's focus on streamlining its operations."

David S. Evans, President and Chief Executive Officer of Glencoe, stated that Glencoe is very excited to implement its strategic growth plan for Kar in conjunction with its Executive Network Group.

Kar had earnings before interest, taxes, depreciation and amortization of almost $20 million in 1999, adjusted for non-recurring items, on revenues of about $125 million. SunSource will account for its investment in the Partnership on a de-consolidated basis and expects to record a pre-tax gain on the Kar transaction of about $55 million excluding transaction expenses.

The transaction also restores SunSource's stockholders equity to a significant positive position of over $33 million or about $5.00 per common share from its deficit position of $17 million at December 31, 1999.

SunSource Inc. is one of the nation's leading providers of value-added services and products to retail and industrial markets in North America. The Company's Industrial Services businesses provide parts supply, engineering and repair services throughout the U.S., Canada and Mexico. Kar Products offers distribution of maintenance and repair parts and personalized inventory


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management services. The Hillman Group is a leading provider to hardware outlets of merchandising systems, in-store service work and small parts such as fasteners, letters, signs and keys.

Glencoe Capital L.L.C. invests capital on behalf of private investors, pension funds and insurance companies. Glencoe is supported by its proprietary Executive Network which consists of over forty Fortune 1000 CEOs and COOs, successful entrepreneurs and executives with highly specialized skills. The Executive Network is divided into six specialty groups, each led by a chairman with 25 plus years of business leadership experience.

This press release contains statements by the Company that involve risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views and are based upon certain assumptions relating to the success of acquisitions, integration plans, strategic growth plans and overall economic conditions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including the risks and uncertainties discussed under the captions "Risk Factors" -- Risks Associated with Acquisitions set forth in Item I of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the Company disclaims any obligation or intent to update any such forward-looking statement to reflect future events or developments.

For more information on the Company, please visit www.prnewswire.com/comp/115271.html.